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                                                                EXHIBIT 99.3




                                    Wyman-Gordon Company
                                    244 Worcester Street
                                    Box 8001
                                    North Grafton, Massachusetts 01536-8001
                                    (508)/839-4441




                                  May 26, 1994


Cooper Industries
1001 Fannin
Suite 4000
Houston, Texas  77002

Ladies and Gentlemen:

         Cooper Industries, Inc. ("Cooper") and Wyman-Gordon Company (the "Company") have entered into an Investment Agreement, dated as of January 10, 1994 (the "Agreement"). Cooper and the Company desire to amend the Agreement in order to avoid the necessity of a mid-week accounting close as of May 26, 1994 and thereby to simplify the administration of the Agreement. Accordingly, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Section 4.3(a)(iv) of the Agreement is hereby amended by deleting the words "immediately following the consummation of the Sale Transaction after giving effect to the Sale Transaction (including the issuance of the Shares to Cooper") and substituting therefor the words "as of May 28, 1994 adjusted to include the effect of the Sale Transaction as of the consummation date of the Sale Transaction (including the issuance of the Shares to Cooper)."

         2. Section 4.3(a)(iv) of the Agreement is hereby further amended by adding the following clause at the end thereof "but taking into account any unusual material events or transactions occurring on or after May 26, 1994 and on or before May 28, 1994."

         3. As so amended, the Agreement is hereby ratified and confirmed in all respects.

         4. This Amendment shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.
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Cooper Industries
May 26, 1994
Page 2



         If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to us.

                                         WYMAN-GORDON COMPANY




                                         By: /s/ Luis E. Leon
                                            -------------------
                                            Luis E. Leon
                                            Vice President, Chief
                                            Financial Officer & Treasurer



Accepted and Agreed to:


COOPER INDUSTRIES, INC.


By:  /s/ David White, Jr.
    Name:  David White, Jr.
    Title: Vice President, Corp.
    Planning & Development